                                                                     Exhibit 4.2

















                                 NETGEAR, INC.


                              AMENDED AND RESTATED
                           INVESTOR RIGHTS AGREEMENT





                          DATED AS OF FEBRUARY 7, 2002

                               TABLE OF CONTENTS


                                                                            PAGE
1. CERTAIN DEFINITIONS.....................................................   2

2. REGISTRATION RIGHTS.....................................................   5

   2.1   Required Registrations............................................   5
   2.2   Incidental Registration...........................................   8
   2.3   Registration Procedures...........................................  10
   2.4   Registration Expenses.............................................  13
   2.5   Indemnification and Contribution..................................  13
   2.6   Other Matters with Respect to Underwritten Offerings..............  15
   2.7   Information by Holder.............................................  16
   2.8   "Stand-Off" Agreement; Confidentiality of Notices.................  16
   2.9   Limitations on Subsequent Registration Rights.....................  16
   2.10  Rule 144 Requirements.............................................  17
   2.11  Transfer or Assignment of Registration Rights.....................  17
   2.12  Termination.......................................................  18

3. PREEMPTIVE RIGHTS OF STOCKHOLDERS WITH RESPECT TO CERTAIN ISSUANCES OF
   SECURITIES BY THE COMPANY...............................................  18

   3.1   Preemptive Rights of Stockholders.................................  18
   3.2   Transfer or Assignment of Preemptive Rights.......................  22
   3.3   Termination.......................................................  22

4. MUTUAL RIGHTS OF FIRST REFUSAL AND CO-SALE RIGHTS AMONG THE STOCKHOLDERS  22

   4.1   Offer of Sale; Notice of Proposed Sale............................  22
   4.2   Non-Selling Parties' Option to Purchase...........................  23
   4.3   Failure to Fully Exercise Options.................................  24
   4.4   Transfer or Assignment of Right of First Refusal and Co-Sale
         Rights............................................................  24
   4.5   Termination of Right of First Refusal and Co-Sale Rights..........  25

5. INSPECTION AND INFORMATION RIGHTS.......................................  25

   5.1   Inspection Rights.................................................  25
   5.2   Financial Statements and Other Information........................  25
   5.3   Reservation of Common Stock.......................................  26
   5.4   Agreements with Employees.........................................  26
   5.5   Board Meetings....................................................  26
   5.6   Termination of Covenants..........................................  26

6. VOTING AGREEMENT........................................................  26

   6.1   Board of Directors................................................  26
   6.2   Voting............................................................  27
   6.3   Shares............................................................  27

     6.4  Transfer of Rights............................................   28
     6.5  Termination...................................................   28
     6.6  No Revocation.................................................   28
     6.7  Bylaws........................................................   28

7.   Restrictions on Transfer of Shares.................................   28

     7.1  Restricted Shares.............................................   28
     7.2  Restrictions on Transfer......................................   29
     7.3  Requirements for Transfer.....................................   29
     7.4  Permitted Transfers...........................................   29
     7.5  Legends.......................................................   29

8.   Miscellaneous......................................................   31

     8.1   Survival.....................................................   31
     8.2   Further Assurances...........................................   31
     8.3   Governing Law................................................   32
     8.4   Entire Agreement; Amendment..................................   32
     8.5   Notices......................................................   32
     8.6   Severability.................................................   33
     8.7   Confidentiality..............................................   33
     8.8   Fees and Expenses............................................   33
     8.9   Counterparts.................................................   33
     8.10  Telecopy Execution...........................................   34
     8.11  Titles and Subtitles.........................................   34
     8.12  Waiver and Termination of Prior Documents....................   34
     8.13  No Conflict..................................................   34
     8.14 Effectiveness. This Agreement shall only become effective following the consummation of both the Series C Financing
           and the Nortel Repurchase....................................   34


EXHIBITS

Exhibit A      List of Investors
Exhibit B      Forms of Nondisclosure and Assignment of Inventions Agreement
               with Employees

                                 NETGEAR, INC.

                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

     This Amended and Restated Investor Rights Agreement (this "AGREEMENT"), dated as of February 7, 2002 (the "CLOSING DATE"), is entered into by and among
(a) NETGEAR, Inc., a Delaware corporation (the "COMPANY"), and the individuals and entities listed on EXHIBIT A attached hereto (such individuals and entities and their successors and assigns, the "INVESTORS"), as consented to and approved in its entirety by Nortel Networks Limited, a corporation organized under the laws of Canada (together with its successors and assigns, "NORTEL NETWORKS"), and (b) for purposes of Section 2, Section 5 and Section 8 herein only, Nortel Networks with respect to any shares of Common Stock issued or issuable upon conversion of that certain Subordinated Unsecured Convertible Promissory Note, dated as of the date hereof, from the Company to Nortel Networks (the "NORTEL NOTE") to be issued in connection with the repurchase or redemption by the Company of any or all of the shares of Series A Preferred Stock of the Company held by Nortel Networks (the "NORTEL REPURCHASE").

                                    RECITALS

     WHEREAS, Nortel Networks and certain of the Investors hold shares of Series A Preferred Stock, par value $0.001 per share ("SERIES A PREFERRED STOCK") of the Company and certain of the Investors hold shares of Series B Preferred Stock, par value $0.001 per share ("SERIES B PREFERRED STOCK") of the Company, and such parties possess: (a) certain registration rights, rights of first refusal with respect to certain issuances of securities by the Company and other rights and obligations pursuant to that certain Investor Rights Agreement, dated as of March 10, 2000, as amended, by and among the Company, Nortel Networks NA Inc. and the Investors (the "PRIOR RIGHTS AGREEMENT"); (b) certain mutual rights of first refusal and co-sale rights with respect to certain stock transfers by one another, inspection and information rights with respect to the Company, stock transfer restrictions and other rights and obligations pursuant to the terms and conditions of that certain Series B Preferred Stock Purchase Agreement, dated as of March 10, 2000, as amended, by and among the Company, Nortel Networks NA Inc. and the Investors (the "SERIES B PURCHASE AGREEMENT"); and (c) certain voting rights and other rights pursuant to that certain Stockholders' Voting Agreement, dated as of March 10, 2000, as amended, by and among the Company, Nortel Networks NA Inc. and the Investors (the "PRIOR VOTING AGREEMENT").

     WHEREAS, the Company and certain of the Investors (the "PURCHASERS") entered into a Series C Preferred Stock Purchase Agreement, dated January 28, 2002 (the "SERIES C PURCHASE AGREEMENT"), pursuant to which the Company, as of the Closing Date, will raise equity financing and acquire certain contractual liquidation preference rights from such Investors in consideration for the sale and issuance of shares of Series C Preferred Stock, par value $0.001 per share ("SERIES C PREFERRED STOCK") of the Company, to such Investors.

     WHEREAS, the Company and Nortel Networks are entering into a certain Series A Preferred Stock Repurchase Agreement, dated January 28, 2002 (the "SERIES A REPURCHASE AGREEMENT"), pursuant to which the Company, as of the Closing Date, will repurchase all of the shares of Series A Preferred Stock of the Company held by Nortel Networks immediately prior to the Closing Date in consideration for issuing the Nortel Note to Nortel Networks, assuming certain contractual liquidation preference obligations from Nortel Networks and paying Nortel Networks approximately $4.7 million in cash.

     WHEREAS, the Company, Nortel Networks and the undersigned Investors holding the requisite number of shares of Series A Preferred Stock and Series B Preferred Stock of the Company desire to enter into this Agreement to amend and restate in its entirety all of the rights, preferences, privileges and obligations granted pursuant to the Prior Rights Agreement in favor of the rights, preferences, privileges and obligations set forth herein.

     WHEREAS, the Company, Nortel Networks and the undersigned Investors holding the requisite number of shares of Series A Preferred Stock and Series B Preferred Stock of the Company desire to enter into this Agreement to amend and restate in its entirety all of the rights, preferences, privileges and obligations granted pursuant to Section 4 (Mutual Right of First Refusal),
Section 8 (Affirmative Covenants) and Section 9 (Transfer of Shares) of the Series B Purchase Agreement in favor of the rights, preferences, privileges and obligations set forth herein.

     WHEREAS, the Company, Nortel Networks and the undersigned Investors holding the requisite number of shares of Series A Preferred Stock and Series B Preferred Stock of the Company desire to amend and restate in its entirety all of the rights, preferences, privileges and obligations granted pursuant to the Prior Voting Agreement in favor of the rights, preferences, privileges and obligations set forth herein.

     NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties hereto agree that (a) Sections 4, 8 and 9 of the Series B Purchase Agreement, (b) the Prior Rights Agreement and (c) the Prior Voting Agreement shall each be amended and restated in their entirety by this Agreement, with the effect that such sections and agreements shall no longer be valid, and the parties hereto further agree as follows:

     1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings

               (a) "Affiliate" means any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with a person or entity.

               (b) "Commission" means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

               (c) "Common Stock" means the common stock, $0.001 par value per share, of the Company.

               (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

               (e) "Initiating Holders" means the Stockholders initiating a request for registration pursuant to Section 2.1(a) and the Stockholders electing to include their Shares in such registration pursuant to Section 2.1(b).

               (f) "Other Holders" shall have the meaning set forth in Section 2.1(c).

               (g) "Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

               (h) "Qualified Initial Public Offering" means the initial firm commitment underwritten public offering of shares of Common Stock of the Company pursuant to an effective Registration Statement under the Securities Act which results in gross proceeds before deduction of selling and other related expenses to the Company of at least $35,000,000 at a concurrent valuation of the Company of not less than $250,000,000.

               (i) "Registration Statement" means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company, other than a registration statement relating (i) solely to employee benefit plans, (ii) to the offer and sale of non-convertible debt securities, (iii) to a corporate reorganization or other transaction on Form S-4, or (iv) to any registration or registration form that does not permit secondary sales by persons or entities other than the Company.

               (j) "Registration Expenses" means the expenses described in
Section 2.4.

               (k) "Registrable Shares" means (i) any shares of Common Stock issued or issuable upon conversion of the Shares, (ii) any shares of Common Stock, and any shares of Common Stock issued or issuable upon the conversion or exercise of any other securities, acquired by the Investors pursuant to Section 3 or Section 4 of this Agreement, (iii) any other shares of Common Stock issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalizations or similar events), and (iv) any shares of Common Stock issued to Nortel Networks upon conversion of the Nortel Note; provided, however, that shares of Common Stock issued or issuable as set forth above which are Registrable Shares shall cease to be Registrable Shares upon (i) any sale of such shares pursuant to a Registration Statement (and during the pendency of a registration of such shares) or Rule 144 under the Securities Act or (ii) any sale of such shares in any manner to a person or entity which, by virtue of Section 2.11 of this Agreement, is not entitled to the registration rights provided by this Agreement.
Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock issuable upon conversion of the Shares even if such conversion has not been effected.

               (l) "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

               (m) "Selling Stockholder" means any Stockholder and/or Nortel Networks owning Registrable Shares included in a Registration Statement.

               (n) "Shares" means the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company, and any shares of Common Stock that may be issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company.

               (o) "Stockholders" means the Investors (together with Affiliates), to the extent they continue to hold securities of the Company, and any persons or entities to whom such securities and the rights and obligations granted under this Agreement have been transferred by the Investors, or their successors or assigns, subject to the restrictions on transfer set forth in
Section 7 and elsewhere in this Agreement.

               (p) Each of the following terms is defined in the Section set forth opposite such term:

               TERM                          SECTION
               Available Undersubscription
               Amount                        Section 3.1(b)
               Basic Amount                  Section 3.1(a)
               Closing Date                  Introduction
               Company Offer                 Section 3.1(a)
               Company Offered Securities    Section 3.1(a)
               Halyard                       Section 6.1(d)
               Indemnified Party             Section 2.5(c)
               Indemnifying Party            Section 2.5(c)
               Non-Selling Parties           Section 4.1
               Nortel Note                   Recitals
               Notice of Acceptance          Section 3.1(b)
               Option Period                 Section 4.3(a)
               Pequot                        Section 6.1(b)
               Permitted Transfer            Section 7.4
               Prior Rights Agreement        Recitals
               Prior Voting Agreement        Recitals
               Pro Rata Share                Section 4.2(a)

                                       4

          Refused Securities            Section 3.1(c)
          Remaining Stockholders        Section 6.1(e)
          Remaining Shares              Section 4.2(b)
          Restricted Shares             Section 7.1
          Selling Party                 Section 4.1
          Series A Preferred Stock      Recitals
          Series B Preferred Stock      Recitals
          Series C Preferred Stock      Recitals
          Series B Purchase Agreement   Recitals
          Shamrock                      Section 3.1(g)(13)
          Shamrock Warrants             Section 3.1(g)(13)
          Stockholder Offered Shares    Section 4.1
          Stockholder Sale Notice       Section 4.1
          Undersubscription Amount      Section 3.1(a)

     2.   REGISTRATION RIGHTS.

          2.1 Required Registrations. Beginning as of the date hereof and provided that any requested registration which is for an initial public offering shall be a Qualified Initial Public Offering:

               (a) Each Stockholder or Stockholders holding in the aggregate at least 10% of the Registrable Shares then issued and outstanding and held by the Stockholders, may request, in writing, that the Company effect a registration on Form S-1, Form S-2 or Form S-3 (or any successor form) of Registrable Shares owned by such requesting Stockholder or Stockholders having an aggregate value of at least $5,000,000 (based on the then current market price or fair value), and, in addition to the foregoing, Nortel Networks may request, in writing, that the Company effect a registration on Form S-1, Form S-2 or Form S-3 (or any successor form) of Registrable Shares then issued and outstanding and held by Nortel Networks; provided, however, that the Company shall not be required to effect any registration within six months after the effective date of any other Registration Statement of the Company; and

               (b) Upon receipt of any request for registration pursuant to this Section 2:

                    (i) the Company will promptly give written notice of such proposed registration to all other Stockholders and Nortel Networks;

                    (ii) such Stockholders and Nortel Networks shall have the right, by giving written notice to the Company within twenty (20) calendar days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders and Nortel Networks may request in such notice of election, subject in the case of an underwritten offering to the approval of the managing underwriter as provided in Section 2.1(d) below; and

                  (iii) thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on an appropriate registration form of all Registrable Shares which the Company has been requested to so register, subject to the limitations set forth herein.

     (c) If the Initiating Holders or Nortel Networks intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company. The right of any other person to include its securities in such registration pursuant to this Section 2.1(c) shall be conditioned upon such other person's participation in such underwriting, as follows:

                  (i) Subject to Section 2.9 herein, if the Company desires that any officers or directors of the Company holding securities of the Company be included in any registration for an underwritten offering requested pursuant to Section 2.1(c) or if other holders of securities of the Company who are entitled, by contract with the Company entered into after the date of this Agreement, to have securities included in such a registration (the "OTHER HOLDERS") request such inclusion, the Company may include the securities of such officers, directors and Other Holders in such registration and underwriting on the terms set forth herein.



                  (ii) The Company shall (together with all Stockholders, Nortel Networks, officers, directors and Other Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form (including without limitation customary indemnification and contribution provisions on the part of the Company) with the managing underwriter.

                  (iii) Notwithstanding any other provision of this Section 2.1(c), (x) in the case of a registration initiated by the Initiating Holders, if the managing underwriter informs the Company that the inclusion of all shares requested to be registered would adversely affect the offering, (A) the securities of the Company held by officers or directors of the Company (other than Registrable Shares) and the securities held by Other Holders (other than Registrable Shares) shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and (B) if a further limitation of the number of shares is required, the number of shares that may be included in such registration and underwriting shall be allocated among all Stockholders requesting registration in any registration initiated by Initiating Holders and Nortel Networks to the extent that Nortel Networks desires to participate in such registration, as nearly as practicable, to the respective number of Registrable Shares requested to be registered by them in the aggregate at the time the respective requests for registration were made pursuant to
Section 2.1(a); provided, however, that in no event shall the number of Registrable Shares requested to be registered (i) by the Stockholders in any registration initiated by Initiating Holders be reduced to less than thirty percent (30%) of any underwriting subsequent to the Qualified Initial Public Offering of the Company and (y) in the case of a registration initiated by Nortel Networks, if the managing underwriter informs the Company that the inclusion of all shares requested to be registered would adversely affect the offering, (A) the securities of the Company held by officers or directors of the Company (other than Registrable Shares) and the securities held by Other Holders (other than Registrable Shares) shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and (B) if a further limitation of the number of shares is required, the number of shares of the Stockholders that may be included in such registration and underwriting shall be proportionately excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriter(s) may round the number of shares allocated to any person to the nearest 100 shares.

               (iv) If any holder of Registrable Shares, officer, director or Other Holder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, and the securities so withdrawn shall also be withdrawn from registration. If the managing underwriter has not limited the number of Registrable Shares or other securities to be underwritten, the Company may include securities for its own account in such registration if the managing underwriter so agrees and if the number of Registrable Shares and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

          (d) The Initiating Holders shall have the right to select the managing underwriter(s) for any underwritten offering initiated by Initiating Holders and Nortel Networks shall have the right to select the managing underwriter(s) for any underwritten offering initiated by Nortel Networks pursuant to Section 2.1(a), subject to the approval of the Company, which approval will not be unreasonably withheld.

          (e) The Company shall not be required to effect, or take any action to effect, any registration pursuant to this Section 2.1:

               (i) with respect to Stockholders, after the Company has initiated four (4) registrations requested by Stockholders pursuant to this Section 2.1;

               (ii) with respect to Nortel Networks, after the Company has initiated one (1) registration requested by Nortel Networks pursuant to this
Section 2.1;

               (iii) subject to the Company's obligations under Section 2.2, during the period starting with the effective date of the registration statement and ending on a date one hundred eighty (180) calendar days after the effective date of a Company-initiated registration.

     For purpose of clauses (i) and (ii) of this Section 2.1(e), a registration shall not be counted until such time as the related Registration Statement has been declared or ordered effective by the Commission and (i) the Registration Statement remains continuously effective for six months or (ii) all Registrable Shares registered in such registration are sold, if earlier; provided, however, that a registration shall not be counted if (x) after the related Registration Statement has become effective, such registration or the related offer, sale or distribution of Registrable Shares thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Selling Stockholders and such interference is not thereafter eliminated, (y) the conditions specified on the underwriting agreement, if any, entered into in connection with such Registration Statement are not satisfied or waived, other than by reason of the Selling Stockholders or (z) the related Registration Statement is withdrawn by the Selling Stockholders and the Selling Stockholders have elected to bear all the Registration Expenses pursuant to Section 2.4 hereof. The time period referred to in Section 2.3(a)(ii) during which the Registration Statement must be kept effective shall be extended for an additional number of business days equal to the number of business days during which the right to sell the Registrable Shares was interfered with as set forth in the preceding sentence. For purposes of this Section 2.1(e), a registration shall be counted if the related Registration Statement is withdrawn by the Stockholders or Nortel Networks, as applicable, and the Stockholders or Nortel Networks, as applicable, have not elected to bear the Registration Expenses pursuant to Section 2.4 hereof and would, absent such election, have been required to bear such expenses. For purposes of clarification, a registration shall not be counted for purposes of this Section 2.1(e) if the related Registration Statement is withdrawn by the Stockholders or Nortel Networks because the Company has taken actions or suffered any consequences that would have a material adverse effect on the Company or delay the effectiveness of such Registration Statement (whether because (i) the Company has elected to delay such Registration Statement pursuant to the Company's rights hereunder; (ii) there have been negative developments with respect to the Company that would require disclosure in order for such Registration Statement to not be misleading, or (iii) otherwise).

          (f) If at the time of any request to register Registrable Shares by Initiating Holders or Nortel Networks pursuant to this Section 2.1, the Company is engaged or has plans to engage in a registered public offering or is engaged in any other activity which, in the good faith determination of the Company's Board of Directors, would be adversely affected by the requested registration, then the Company may at its option direct that such request be delayed for a period not in excess of ninety (90) calendar days from the date of such request, such right to delay a request to be exercised by the Company not more than twice in any 12-month period. If after a Registration Statement becomes effective, the Company advises the Selling Stockholders that the Company considers it appropriate that the Registration Statement be amended, the holders of such shares shall suspend any further sales of their Registrable Shares until the Company advises them that the Registration Statement has been amended. The time period referred to in Section 2.3(a)(ii) during which the Registration Statement must be kept effective shall be extended for an additional number of business days equal to the number of business days during which the right to sell shares was suspended as set forth in the preceding sentence.

     2.2 Incidental Registration.

          (a) Whenever the Company proposes to file a Registration Statement (other than a Registration Statement filed pursuant to Section 2.1 or a Registration Statement covering shares to be sold solely for the account of Other Holders) at any time and from time to time after the closing of the Qualified Initial Public Offering of the Company, it will, prior to such filing, give written notice to all Stockholders and Nortel Networks holding Registrable Shares of its intention to do so; provided, that no such notice need be given if no Registrable Shares are to be included therein as a result of a determination of the managing underwriter pursuant to Section 2.2(b). Upon the written request of a Stockholder, Stockholders or Nortel Networks given within twenty (20) calendar days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), except as set forth in Section 2.2(b), the Company shall use its best efforts to cause all Registrable Shares which the Company has been requested by such Stockholder, Stockholders or Nortel Networks to register to be included in such registration; provided, that the Company shall have the right to delay, postpone or withdraw any registration effected pursuant to this Section 2.2 without obligation to any Stockholder, Nortel Networks or other party; provided, further; that in such event a Stockholder or Nortel Networks may request a registration in accordance with Section 2.1, subject to the limitations set forth therein.

          (b) If the registration for which the Company gives notice pursuant to Section 2.2(a) is a registered public offering involving an underwriting, the Company shall so advise the Stockholders and Nortel Networks as a part of the written notice given pursuant to Section 2.2(a), and, in such event:

               (i) The right of any Stockholder and Nortel Networks to include its Registrable Shares in such registration pursuant to this Section 2.2 shall be conditioned upon such Stockholder's or Nortel Networks' participation in such underwriting.

               (ii) All Stockholders and Nortel Networks proposing to distribute their securities through such underwriting (together with the Company, Other Holders and any officers or directors distributing their securities through such underwriting) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting by the Company.

               (iii) Notwithstanding any other provision of this Section 2.2, if the managing underwriter determines that the inclusion of all shares requested to be registered would adversely affect the offering, the Company may limit the number of Registrable Shares to be included in the registration and underwriting. If the underwriter so determines, the Company shall so advise all Stockholders requesting registration, and the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner. The securities of the Company held by officers and directors of the Company (other than Registrable Shares) shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and, if a further limitation on the number of shares is required, the number of shares that may be included in such registration and underwriting shall be allocated among all Stockholders, Nortel Networks and Other Holders requesting registration in proportion, as nearly as practicable, to the respective number of shares of Common Stock (on an as-converted basis) which they held at the time the Company gives the notice specified in Section 2.2(a), provided, however, that the number of shares held by Stockholders or Nortel Networks that may be included in such registration and underwriting may not be reduced below thirty percent (30%) of any registration and underwriting after the Qualified Initial Public Offering of the Company. If any Stockholder, Nortel Networks or Other Holder would thus be entitled to include more securities than such holder requested to be registered, the excess shall be allocated among other requesting Stockholders, Nortel Networks and Other Holders pro rata in the manner described in the preceding sentence. To facilitate the allocation of shares in accordance with the above provisions, the

Company or the underwriter(s) may round the number of shares allocated to any person to the nearest 100 shares.

                    (iv) If any Stockholder, Nortel Networks, officer, director or Other Holder disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company, and any Registrable Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

               (c) Notwithstanding the foregoing, the Company shall not be required, pursuant to this Section 2.2, to include any Registrable Shares in a Registration Statement if such Registrable Shares can then be sold pursuant to Rule 144(k) under the Securities Act; provided, however, that nothing in this clause (c) shall relieve the Company of its obligations pursuant to
Section 2.2, with respect to any holder of Registrable Shares or any of its Affiliates, if such holder or any of its Affiliates shall hold, in the aggregate, five percent (5%) or more of the outstanding equity securities of the Company.

          2.3 Registration Procedures.

               (a) If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any Registrable Shares under the Securities Act, subject to the Company's right in the case of a registration under Section 2.2 of this Agreement to delay, postpone or withdraw any such registration without obligation to any Stockholder or other party, the Company shall:

                    (i) file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become effective as soon as possible; and at least ten
(10) business days before filing a registration statement or prospectus or at least three (3) business days before filing any amendments or supplements thereto (in the event of a registration pursuant to Section 2.2 of this Agreement, the Company shall only have the obligation to provide copies of such documents within a reasonable period of time prior to any such filing), the Company will furnish counsel of the holders of a majority of the Registrable Shares being registered copies of all documents proposed to be filed for that counsel's review and approval, which approval shall not be unreasonably withheld or delayed;

                    (ii) as expeditiously as possible prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) and to keep the Registration Statement effective for six (6) months from the effective date or such lesser period until all such Registrable Shares are sold;

                    (iii) as expeditiously as possible furnish to each Selling Stockholder such reasonable numbers of copies of the Prospectus, including any preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Selling

Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such Selling Stockholder and included in a registration pursuant to Section 2.1 or Section 2.2;

               (iv) as expeditiously as possible use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the Selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the Selling Stockholder and included in a registration pursuant to Section
2.1 or Section 2.2; provided, however, that the Company shall not be required in connection with this paragraph (iv) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

               (v) as expeditiously as possible, cause all such Registrable Shares to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

               (vi) promptly provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such registration statement;

               (vii) promptly make available for inspection by the Selling Stockholders, any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Selling Stockholders, all financial and other records and pertinent corporate documents and properties of the Company and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

               (viii) as expeditiously as possible, notify each Selling Stockholder, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

               (ix) as expeditiously as possible following the effectiveness of such Registration Statement, notify each Selling Stockholder of (A) any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus and (B) any event as a result of which the Prospectus or any document incorporated therein by reference contains, to the Company's knowledge, an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading, and, in either case, prepare a supplement or amendment to the Prospectus or any such document incorporated therein so that thereafter the Prospectus will not contain, to the Company's knowledge, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

          (x) use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement complying with the provisions of Section 11(a) of the Securities Act;

          (xi) cooperate with each Selling Stockholder and each underwriter participating in the disposition of such Registrable Shares and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD");

          (xii) immediately notify each Selling Stockholder of any stop order threatened or issued by the Commission and take all actions reasonably required to prevent the entry of a stop order or if entered to have it rescinded or otherwise removed; and

          (xiii) take all other steps reasonably necessary to effect the registration of the Registrable Shares contemplated hereby.

         (b) If the Company has delivered a Prospectus to the Selling Stockholders and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Selling Stockholders and, if requested, the Selling Stockholders shall immediately cease making offers of Registrable Shares and return all Prospectuses to the Company. The Company shall promptly provide the Selling Stockholders with revised Prospectuses and, following receipt of the revised Prospectuses, the Selling Stockholders shall be free to resume making offers of the Registrable Shares. The time period referred to in Section 2.3(a)(ii) during which the Registration Statement must be kept effective shall be extended for an additional number of business days equal to the number of business days during which the right to sell shares was suspended as set forth in this paragraph (b).

         (c) In the event that, in the judgment of the Company, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, subject to the reporting and disclosure requirements under the securities laws, the Company, subject to the reporting and disclosure requirements under the securities laws, the Company shall notify all Selling Stockholders to such effect, and, upon receipt of such notice, each such Selling Stockholder shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Stockholder has received copies of a supplemented or amended Prospectus or until such Selling Stockholder is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. The time period referred to in Section 2.3(a)(ii) during which the Registration Statement must be kept effective shall be extended for an additional number of business days equal to the number of business days during which the right to sell shares was suspended as set forth in the preceding sentence.

     2.4 Registration Expenses. The Company will pay all Registration Expenses for all registrations under this Agreement. For purposes of this Section, the term "Registration Expenses" shall mean all expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation: all registration and filing fees; exchange listing fees; NASD registration and filing fees; printing expenses; messenger, telephone and delivery expenses; fees and expenses of counsel for the Company and the fees and expenses of one counsel selected by the Selling Stockholders to represent the Selling Stockholders; state Blue Sky fees and expenses; and the expense of any special audits incident to or required by any such registration; provided, that Registration Expenses shall exclude all underwriting discounts, selling commissions and the fees and expenses of Selling Stockholders' own counsel (other than the counsel selected to represent all Selling Stockholders).

     2.5  Indemnification and Contribution.

          (a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the Selling Stockholders, each underwriter of Registrable Shares hereunder, and each other person, if any, who controls such Selling Stockholders or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Selling Stockholders, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such Selling Stockholders, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such Selling Stockholders, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Selling Stockholders, underwriter or controlling person specifically for use in the preparation thereof.

          (b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each Selling Stockholder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers, each other Selling Stockholder and each underwriter (if any) and each person, if any, who controls the Company, each other Selling Stockholder or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the

Company, such directors and officers, each other Selling Stockholder, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such Selling Stockholder furnished in writing to the Company by or on behalf of such seller specifically for use in connection with the preparation of such Registration Statement, prospectus, preliminary prospectus, amendment or supplement; provided, however, that the obligations of a Selling Stockholder hereunder shall be limited to an amount equal to the net proceeds to such Selling Stockholder from the sale of Registrable Shares sold in connection with such registration.

          (c) Each party entitled to indemnification under this Section (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section except to the extent that the Indemnifying Party is materially adversely affected by such failure. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided, further, that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party also shall be responsible for the reasonable expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which includes any non-monetary remedies. No Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

          (d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 2.5 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Stockholders on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the Selling Stockholders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact related to information supplied by the Company or the Selling Stockholders and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Selling Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 2.5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

          (e) Notwithstanding the provisions of this Section 2.5, in no case shall any one Selling Stockholder be liable or responsible for an amount in excess of the net proceeds received by such Selling Stockholder from the offering of Registrable Shares; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve such party from any other obligation it or they may have thereunder or otherwise under this section. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld.

          (f) Notwithstanding any provision in this Agreement, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     2.6 Other Matters with Respect to Underwritten Offerings. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 2.1, the Company agrees to: (a) enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of the Company and customary covenants and agreements to be performed by the Company, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering; (b) use its best efforts to cause its legal counsel to render customary opinions to the underwriters with respect to the Registration Statement; and (c) use its best efforts to cause its independent public accounting firm to issue customary "cold comfort letters" to the underwriters with respect to the Registration Statement. No underwriting agreement will result in liability of a Stockholder or Nortel Networks in excess of the net proceeds from the offering received by such Stockholder or Nortel Networks, including any liability under Section 2.5 of this Agreement.

          2.7 Information by Holder. Each Selling Stockholder shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

          2.8 "Stand-Off" Agreement; Confidentiality of Notices. Each Stockholder and Nortel Networks, if requested by the Company or the managing underwriter of an underwritten public offering by the Company of Common Stock, shall not sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such person for a period of one hundred eighty (180) calendar days following the effective date of a Registration Statement, provided, that, (a) such agreement shall only apply to the Qualified Initial Public Offering of the Company, and (b) all Stockholders of the Company then holding at least 1% of the outstanding Common Stock (on an as converted basis) and all officers and directors of the Company enter or have entered into similar agreements. Compliance with such agreements may not be waived except to the extent it is waived in the same manner for each of the Stockholders and Nortel Networks.

     The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of such 180-day period. Any Stockholder and/or Nortel Networks receiving any written notice from the Company regarding the Company's plans to file a Registration Statement shall treat such notice confidentially and shall not disclose such information to any person other than as necessary to exercise its rights under this Agreement. Each Stockholder and Nortel Networks agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.8, provided, that all Stockholders of the Company holding at least 1% of the outstanding Common Stock (on an as converted basis) and all officers and directors of the Company enter or have entered into similar agreements. Compliance with the agreements subject to this paragraph may not be waived except to the extent it is waived in the same manner for each of the Stockholders and Nortel Networks.

          2.9 Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of (i) Nortel Networks and (ii) the holders of at least 50% of the Registrable Shares then held by the Stockholders, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company which grant such holder or prospective holder rights to include securities of the Company in any Registration Statement, unless: (a) such rights to include securities in a registration initiated by the Company, Stockholders or Nortel Networks pursuant hereto are not more favorable than the rights granted to Other Holders under Sections 2.1 and 2.2 of this Agreement, and (b) no rights are granted to initiate a registration, other than registration pursuant to a registration statement on Form S-3 (or its successor) in which

Stockholders or Nortel Networks are entitled to include Registrable Shares on a pro rata basis with such holders based on the number of shares of Common Stock (on an as-converted basis) owned by Stockholders, Nortel Networks and such holders. Nortel Networks' rights under this Section 2.9 will terminate the later of such time as when the Company's obligations under the Nortel Note are cancelled, or Nortel Networks no longer holds any shares of Common Stock of the Company issuable pursuant to the Nortel Note.

          2.10 Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) effectiveness of the registration by the Company of a class of securities under
Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

               (a) make and keep current public information about the Company available, as those terms are understood and defined in Rule 144;

               (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

               (c) furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) calendar days following the date on which the Company became subject to the reporting requirements of Section 13 of the Securities Act) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

          2.11 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Stockholder or Nortel Networks by the Company under this Section 2 may be transferred or assigned, in whole or in part, by a Stockholder or Nortel Networks in connection with the transfer of Registrable Shares, and only with respect thereto, only to (i) a transferee or assignee of not less than 500,000 shares of Registrable Shares (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like), (ii) any constituent partner or stockholder of such Stockholder or Nortel Networks, (iii) any venture capital fund or investment entity for which such Stockholder or Nortel Networks or their respective successors or assigns is the investment manager or advisor or (iv) if such Stockholder is a corporation, a wholly owned subsidiary of such corporation or a wholly owned subsidiary of Nortel Networks, or in a distribution to its stockholders; provided, that the Company is given written notice at the time or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, and, provided, further, that the transfer or assignment of the Registrable Shares is in compliance with the restrictions on transfer set forth in Section 7 of this Agreement, and the transferee or assignee of such shares and rights assumes in writing the obligations of such Stockholder or Nortel Networks under this Section 2.

          2.12 Termination. All of the Company's obligations to register Registrable Shares under Sections 2.1 and 2.2 of this Agreement shall terminate upon the earlier of:

                  (a) three years after the closing of the Qualified Initial Public Offering of the Company;

                  (b)  with respect to the rights of any Stockholder under
Section 2.1, at any time such Stockholder does not own in the aggregate at least 100,000 Registrable Shares; or

                  (c)  with respect to the rights of any Stockholder under
Section 2.2, on the date all shares of Registrable Shares held or entitled to be held upon conversion by such parties may immediately be sold under Rule 144 during any ninety (90) day period; provided that after such date the Company will have the obligation to register Registrable Shares held by such Stockholder under Section 2.2 of this Agreement (subject to the limitations and qualifications therein and elsewhere in this Agreement) if and only for so long as such Stockholder is prohibited from making sales pursuant to Rule 144 solely because of the failure of the Company to satisfy Rule 144(c); provided, further, however, that nothing in this clause (c) shall relieve the Company of its obligations to register Registrable Shares under Section 2.2, with respect to any holder of Registrable Shares or any of its Affiliates, if such holder or any of its Affiliates shall hold, in the aggregate, five percent (5%) or more of the outstanding equity securities of the Company.

     3. PREEMPTIVE RIGHTS OF STOCKHOLDERS WITH RESPECT TO CERTAIN ISSUANCES OF SECURITIES BY THE COMPANY.

          3.1  Preemptive Rights of Stockholders.

                  (a) Subject to the exceptions set forth in Section 3.1(g) of this Agreement, the Company shall not issue, sell or exchange, enter into a binding agreement to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange: (i) any shares of its Common Stock, (ii) any other equity securities of the Company, including, without limitation, shares of Preferred Stock, (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Company, or (iv) any debt securities convertible into capital stock of the Company (collectively, the "COMPANY OFFERED SECURITIES"), unless in each such case the Company shall have first complied with this Section 3.1. The Company shall deliver to each Stockholder a written notice of any proposed or intended issuance, sale or exchange of the Company Offered Securities (the "COMPANY OFFER"), which Company Offer shall: (i) identify and describe the Company Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Company Offered Securities to be issued, sold or exchanged, (iii) identify the persons or entities (if known) to which or with which the Company Offered Securities are to be offered, issued, sold or exchanged and (iv) offer to issue, sell or exchange with such
Stockholders: (A) a pro rata portion of the Company Offered Securities determined by dividing (x) the aggregate number of shares of Common Stock then held by such Stockholder (giving effect to the conversion of all outstanding shares of Preferred Stock then held) by (y) the total number of shares of Common Stock then outstanding (giving effect to the conversion of all outstanding shares of Preferred Stock then held) (such pro rata portion of the Company Offered Securities, the "BASIC AMOUNT"), and (B) any additional portion of the Company Offered Securities as such Stockholder shall indicate it will purchase or acquire should the other Stockholders subscribe for less than their Basic Amounts (the "UNDERSUBSCRIPTION AMOUNT").

          (b) To accept a Company Offer, in whole or in part, a Stockholder must deliver a written notice to the Company prior to the end of the fifteen (15) day period of the Company Offer, setting forth the portion of the Stockholder's Basic Amount that such Stockholder elects to purchase and, if such Stockholder shall elect to purchase all of its Basic Amount, the Undersubscription Amount (if any) that such Stockholder elects to purchase (the "NOTICE OF ACCEPTANCE"). If the Basic Amounts subscribed for by all Stockholders are less than the total of all of the Basic Amounts available for purchase, then each Stockholder who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all of the Basic Amounts available for purchase and the Basic Amounts subscribed for (the "AVAILABLE UNDERSUBSCRIPTION AMOUNT"), each Stockholder who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Stockholder bears to the total Undersubscription Amounts subscribed for by all Stockholders, subject to rounding by the Company to the extent it deems reasonably necessary.

          (c) The Company shall have ninety (90) calendar days from the expiration of the period set forth in Section 3.1(b) above to issue, sell or exchange all or any part of such Company Offered Securities as to which a Notice of Acceptance has not been given by the Stockholders (the "REFUSED SECURITIES"), but only to the offerees or purchasers described in the Company Offer (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) which are not materially more favorable, in the aggregate, to the acquiring person or persons or materially less favorable to the Company than those set forth in the Company Offer. In the event the Company has not sold the Refused Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any Refused Securities, without first again offering such securities to the Stockholders in accordance with this Section 3.

          (d) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 3.1(c) above), then each Stockholder may, at its sole option and in its sole discretion, reduce the number or amount of the Company Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Company Offered Securities that the Stockholder elected to purchase pursuant to Section 3.1(b) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Company Offered Securities the Company actually proposes to issue, sell or exchange (including Company Offered Securities to be issued or sold to Stockholders pursuant to Section 3.1(b) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Company Offered Securities. In the event that any Stockholder so elects to reduce the number or amount of Company Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Company Offered Securities unless and until such securities have again been offered to the Stockholders that have provided a Notice of Acceptance in accordance with Section 3.1(a) and Section 3.1(b) above.

          (e) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Stockholders shall acquire from the Company, and the Company shall issue to the Stockholders, the number or amount of the Company Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 3.1(d) above if the Stockholders have so elected, upon the terms and conditions specified in the Company Offer. The purchase by the Stockholders of any Company Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Stockholders of a purchase agreement relating to such Company Offered Securities reasonably satisfactory in form and substance to the Company and respective Stockholders, and their respective counsel.

          (f) Any Company Offered Securities not acquired by the Stockholders or other persons in accordance with Section 3.1(c) above within the time periods specified therein may not be issued, sold or exchanged until they are again offered to the Stockholders under the procedures specified in this
Section 3.

          (g) The Company Offered Securities shall not include, and the rights of the Stockholders under this Section 3 shall not apply to, the offer, sale, issuance or exchange of the following securities by the Company or any of its subsidiaries:

               (1) securities purchased under the Series C Preferred Stock Purchase Agreement, of even date herewith;

               (2) shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock of the Company;

               (3) shares of Common Stock or the grant of options therefor, including shares issued upon exercise of options outstanding on the date of this Agreement (such number to be proportionately adjusted in the event of any stock splits, stock dividends, recapitalizations or similar events occurring on or after the date of this Agreement), or issued pursuant to any stock option exchange program (approved by the affirmative vote or consent of at least sixty percent (60%) of the shares of Preferred Stock then outstanding), to directors, officers, employees, consultants or advisors of the Company or any subsidiary pursuant to any plan, agreement or arrangement approved by the Board of Directors of the Company;

                  (4) securities issued or issuable directly in consideration for the acquisition of another corporation by the Company by merger, purchase of all or substantially all of the assets or other reorganization;

                  (5) shares of Common Stock sold by the Company in an underwritten public offering pursuant to an effective registration statement under the Securities Act;

                  (6) shares of Common Stock issued or issuable upon the exercise of any options or warrants or other rights to subscribe for, purchase or otherwise acquire any equity securities of the Company;

                  (7) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Article IV, Section 4(e), (f), (g) and (h) of the Company's Amended and Restated Certificate of Incorporation, as amended;

                  (8) securities issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction approved by the Board of Directors of the Company;

                  (9) shares of Common Stock or Preferred Stock which are otherwise excluded by the affirmative vote or consent of the holders of at least sixty percent (60%) of the shares of Preferred Stock then outstanding;

                  (10) securities issued to strategic investors as opposed to financial investors and which are approved by the Board of Directors of the Company;

                  (11) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of Company Offered Securities pursuant to this Section 3.1(g);

                  (12) any shares of Common Stock issued or issuable upon conversion of the Nortel Note; and

                  (13) those certain Common Stock warrant agreements, dated as of the date hereof, issued by the Company to Shamrock Capital Advisors, Inc. or its affiliates ("SHAMROCK") for services rendered to the Company (the "SHAMROCK WARRANTS") or any shares of Common Stock issued or issuable upon exercise or otherwise with respect to the Shamrock Warrants.

     (h)  The failure of any Stockholder to exercise its rights under this
Section 3 shall not be deemed to be a waiver of its rights hereunder in connection with any subsequent issuance, sale or exchange of Company Offered Securities.

          3.2 Transfer or Assignment of Preemptive Rights. The preemptive rights set forth in this Section 3 may be transferred or assigned, in whole or in part, by a Stockholder in connection with the transfer of Shares, and only with respect thereto, only to (i) a transferee or assignee of not less than 500,000 Shares (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like), (ii) any constituent partner or stockholder of such Stockholder, (iii) any venture capital fund or investment entity (or any successor thereof) for which such Stockholder or their respective successors or assigns is the investment manager or advisor or (iv) if such Stockholder is a corporation, a wholly owned subsidiary of such corporation or in a distribution to its stockholders; provided, that the Company is given written notice at the time or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such preemptive rights are being transferred or assigned, and, provided, further, that the transfer or assignment of the Shares is in compliance with the restrictions on transfer set forth in Section 7 of this Agreement, and the transferee or assignee of such shares and rights assumes in writing the obligations of such Stockholder under this Section 3.

          3.3 Termination. The rights and obligations granted pursuant to this
Section 3 shall terminate upon the earlier of the following events (provided that the provisions of this Section 3 shall not apply to any sale of Shares pursuant to a transaction referred to in Sections 3.3(a) or 3.3(b) herein):

               (a) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 50% by voting power of the capital stock of the surviving corporation);

               (b) the closing of a Qualified Initial Public Offering of shares of the Company; or

               (c) with respect to any Stockholder, at any time that such Stockholder does not own in the aggregate at least 100,000 shares.

     4. MUTUAL RIGHTS OF FIRST REFUSAL AND CO-SALE RIGHTS AMONG THE STOCKHOLDERS. As used in this Section 4, the term "Shares" shall include all shares of capital stock of the Company held by the Stockholders, respectively, whether now owned or hereafter acquired. For purposes of calculating any Stockholder's "pro rata" ownership of Shares, all shares of Preferred Stock of the Company shall be deemed to have been converted into Common Stock of the Company.

          4.1 Offer of Sale; Notice of Proposed Sale. If a Stockholder desires to transfer any of his, her or its Shares, or any interest in such Shares, in any transaction, other than pursuant to a Permitted Transfer or otherwise pursuant to Section 4 of this Agreement, such person or entity (the "SELLING PARTY") shall first deliver written notice of his, her or its desire to do so (the "STOCKHOLDER SALE NOTICE") to the Company and each of the other Stockholders (collectively, the "NON-SELLING

PARTIES"). The Stockholder Sale Notice must specify: (i) the number of Shares the Selling Party proposes to sell or otherwise dispose of (the "STOCKHOLDER OFFERED SHARES"), (ii) the consideration per Share to be delivered to the Selling Party for the proposed sale, transfer or disposition of the Stockholder Offered Shares, and (iii) all other material terms and conditions of the proposed transaction.

     4.2 Non-Selling Parties' Option to Purchase.

                  (a) Subject to Section 4.3(a), each Non-Selling Party shall have the option, exercisable for a period of fifteen (15) calendar days from the date of delivery of the Stockholder Sale Notice, to purchase, on a pro rata basis according to the number of Shares owned by such Non-Selling Party, the Stockholder Offered Shares for the consideration per share and on the terms and conditions set forth in the Stockholder Sale Notice. Such option shall be exercised by delivery by such Non-Selling Party of written notice to the Selling Party and the Secretary of the Company. Alternatively, each Non-Selling Party may, within the same fifteen (15) day period, notify the Selling Party and the Secretary of the Company of its desire to participate pro rata in the sale of the Shares (which sale may be conditioned upon the failure of the Non-Selling Parties to fully exercise their options to purchase the Stockholder Offered Shares) on the terms set forth in the Stockholder Sale Notice, and the number of Shares it wishes to sell. Such Non-Selling Party may participate in the sale of Shares up to a number of Shares of the Company equal to (its "PRO RATA SHARE") the product of (x) the number of Stockholder Offered Shares times (y) the quotient obtained by dividing (i) the number of Shares (on a fully-diluted basis) owned by such Non-Selling Party, by (ii) the number of Shares (on a fully-diluted basis) of the Company owned by all Stockholders, including the Selling Parties, who have elected to participate in the proposed sale of Shares, immediately prior to the transfer of the Stockholder Offered Shares to the proposed transferee(s). If such Non-Selling Parties elect to participate in such transfer, the Selling Party shall use his, her or its best efforts to obtain the agreement of the prospective transferee(s) to the participation of such Non-Selling Parties in any proposed transfer and shall not transfer any shares of the capital stock of the Company to such prospective transferee(s) unless such prospective transferee(s) allow(s) the participation of such Non-Selling Parties on the terms specified in the Stockholder Sale Notice.

                  (b) In the event options to purchase have been exercised by the Non-Selling Parties with respect to some but not all of the Stockholder Offered Shares, those Non-Selling Parties who have exercised their options within the fifteen (15) day period specified in Section 4.2(a) shall have an additional option (and shall be so notified by the Selling Party prior to the end of such fifteen (15) day period), for a period of five (5) calender days next succeeding the expiration of such fifteen (15) day period, to purchase all or any part of the balance of such Stockholder Offered Shares (the "REMAINING SHARES") on the terms and conditions set forth in the Stockholder Sale Notice, which option shall be exercised by the delivery of a written notice to the Selling Party and the Secretary of the Company. In the event there are two or more such Non-Selling Parties that choose to exercise the last-mentioned option for a total number of Remaining Shares in excess of the number available, the Remaining Shares available for each such Non-Selling Party's option shall be allocated to such Non-Selling Party pro rata based on the number of Shares owned by the Non-Selling Parties so electing.

               (c) If the options to purchase the Stockholder Offered Shares are exercised in full by the Non-Selling Parties, the Selling Party and the Company shall immediately notify all of the exercising Non-Selling Parties of that fact. The closing of the purchase of the Stockholder Offered Shares shall take place at the offices of the Company no later than five (5) calendar days after the date of such notice to the Non-Selling Parties.

          4.3 Failure to Fully Exercise Options.

               (a) If the Non-Selling Parties do not exercise their options to purchase all of the Stockholder Offered Shares within the periods described in this Agreement (the "OPTION PERIOD"), then all options of the Non-Selling Parties to purchase the Remaining Shares not purchased by the Non-Selling Parties shall terminate, and the Selling Party shall be free to sell such shares to third parties.

               (b) If the Selling Party wishes to transfer any such Shares at a price per Share which differs from that set forth in the Stockholder Sale Notice, upon terms different from those previously offered to the Stockholders, or more than sixty (60) calender days after the expiration of the Option Period, then, as a condition precedent to such transaction, such Shares must first by offered to the Non-Selling Parties, on the same terms and conditions given the offeror and in accordance with the procedures and time periods set forth above.

               (c) The proceeds of any sale made by the Selling Party without compliance with the provisions of this Section 4.3 shall be deemed to be held in constructive trust in such amount as would have been due the participating Stockholders if the Selling Party had complied with this Agreement. Any attempt to transfer Shares in violation of Sections 4.1, 4.2 or 4.3 of this Agreement shall be void and the Company agrees that it will not effect such a transfer nor will it treat any alleged transferee as the holder of such Shares.

          4.4 Transfer or Assignment of Right of First Refusal and Co-Sale Rights. The right of first refusal and co-sale rights set forth in this Section 4 may be transferred or assigned, in whole or in party, by a Stockholder in connection with the transfer of Shares, and only with respect thereto, only to
(i) a transferee or assignee of not less than 500,000 Shares (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like), (ii) any constituent partner or stockholder of such Stockholder, (iii) any venture capital fund or investment entity (or any successor thereof) for which such Stockholder or their respective successors or assigns is the investment manager or advisor or (iv) if such Stockholder is a corporation, a wholly owned subsidiary of such corporation or in a distribution to its stockholders; provided, that the Company is given written notice at the time or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such right of first refusal and co-sale rights are being transferred or assigned, and, provided, further, that the transfer or assignment of the Shares is in compliance with the restrictions on transfer set forth in Section 7 of this Agreement, and the transferee or assignee of such shares and rights assumes in writing the obligations of such Stockholder under this Section 4.

          4.5 Termination of Right of First Refusal and Co-Sale Rights. The rights and obligations granted pursuant to this Section 4 shall terminate upon the earlier of the following events (provided that the provisions of this Section 4 shall not apply to any sale of Shares pursuant to a transaction referred to in Sections 4.5(a) or 4.5(b) herein):

               (a) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least seventy five percent (75%) by voting power of the capital stock of the surviving corporation); or

               (b) the closing of a Qualified Initial Public Offering of shares of the Company; or

               (c) with respect to any Stockholder, at any time that such Stockholder does not own in the aggregate at least 100,000 Shares.

     5. INSPECTION AND INFORMATION RIGHTS. As used in this Section 5, the term "Shares" shall include all shares of capital stock of the Company held by the Stockholders, respectively, whether now owned or hereafter acquired.

          5.1 Inspection Rights. The Company shall permit each Stockholder, as long as such Stockholder holds at least 500,000 Shares (other than a Stockholder deemed to be a competitor of the Company by a majority of the members of the Company's Board of Directors), or any authorized representative thereof, reasonable access to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss the Company's business and finances with officers of the Company, during normal business hours following reasonable notice.

          5.2  Financial Statements and Other Information.

               (a) The Company shall deliver to each Stockholder, as long as such Stockholder holds at least 500,000 Shares (other than a Stockholder deemed to be a competitor of the Company by a majority of the members of the Company's Board of Directors):

                    (i) within ninety (90) calendar days after the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2000), an audited balance sheet of the Company as at the end of such year and audited statements of operations, stockholders' equity and cash flows of the Company for such year, certified by certified public accountants of established national reputation selected by the Company, and prepared in accordance with GAAP consistently applied;

                    (ii) within forty five (45) calendar days after the end of each fiscal quarter of the Company (other than the fourth quarter), an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of operations, stockholders' equity and cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter;

                    (iii) within fifteen (15) calendar days after the end of each fiscal month of the Company, an unaudited balance sheet of the Company as at the end of such month, and unaudited statements of operations, stockholders' equity and cash flows of the Company for such month; and

                    (iv) as soon as available, but in no event later than fifteen (15) calendar days before the start of each fiscal year, the Company's proposed annual budget.

               (b) The foregoing financial statements shall be prepared on a consolidated basis if the Company then has any subsidiaries. The financial statements delivered pursuant to clause (ii) of paragraph (a) shall be accompanied by a certificate of the chief financial officer of the Company stating that such statements have been prepared in accordance with GAAP consistently applied (except as noted) and fairly present the financial condition and results of operations of the Company at the date thereof and for the periods covered thereby.

          5.3 Reservation of Common Stock. The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon conversion of the Shares.

          5.4 Agreements with Employees. The Company shall require all persons now or hereafter employed by the Company to enter into a nondisclosure and assignment of inventions agreement substantially in the form(s) of attached as EXHIBIT B.

          5.5 Board Meetings. A meeting of the Company's Board of Directors shall be held at least once every two (2) months, unless otherwise agreed by a majority of directors.

          5.6 Termination of Covenants. The covenants of the Company contained in Sections 5.1, 5.2 and 5.4 shall terminate, and be of no further force or effect, upon the closing of an initial public offering of shares of the Company.

     6. VOTING AGREEMENT.

          6.1 Board of Directors. In any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), each Stockholder shall vote or cause to be voted all Shares and other securities of the Company owned by him, her or it, or over which he, she or it has voting control, and otherwise use his, her or its respective best efforts, so as to fix the number of directors of the Company at nine (9) members, and to elect:

               (a) one representative of the Company, who shall be the Company's Chief Executive Officer;

               (b)(i) for so long as Pequot Private Equity Fund II, L.P. ("PEQUOT") owns at least 25% of the Shares it owns as of February 7, 2002, two members designated by Pequot or (ii) for so long as Pequot owns at least 10% of the Shares it owns as of February 7, 2002, one member designated by Pequot; and one of Pequot's initial designees shall be GERALD A. POCH, with the second designee to be named at a later date;

                  (c)(i) for so long as Shamrock owns at least 25% of the Shares it owns as of February 7, 2002, two members designated by Shamrock or (ii) for so long as Shamrock owns at least 10% of the Shares it owns as of February 7, 2002, one member designated by Shamrock, and one of Shamrock's initial designees shall be STEPHEN D. ROYER, with the second designee to be named at a later date;

                  (d) for so long as Halyard Capital Fund, LP ("HALYARD") owns at least 10% of the Shares it owns as of February 7, 2002, one member designated by Halyard, and Halyard's initial designee shall be named at a later date;

                  (e) for so long as the remaining Stockholders (other than Pequot, Shamrock and Halyard)(the "REMAINING STOCKHOLDERS") own at least 10% of the Shares they own in the aggregate as of February 7, 2002, one member designated by a majority of the Shares held by the Remaining Stockholders, and the Remaining Stockholders' initial designee shall be named at a later date; and

                  (f) any remaining directors will be approved by a majority of the Board of Directors of the Company.

     Each of Pequot, Shamrock, Halyard and the Remaining Stockholders shall notify the Secretary of the Company of their respective designees within thirty
(30) calendar days of receipt of notice of each election of directors. Any director designated by Pequot, Shamrock, Halyard or the Remaining Stockholders may only be removed upon being designated for removal by Pequot, Shamrock, Halyard or the Remaining Stockholders, respectively, except any director may be removed for cause, and the Board of Directors of the Company and the parties hereto will act and use their best efforts to remove promptly any director so designated for removal. If any director designated by Pequot, Shamrock, Halyard or the Remaining Stockholders dies, resigns, is removed (including removal for cause) or otherwise ceases to serve, or in the event of a vacancy in any such position, as a member of the Board of Directors of the Company for any reason, the Company shall give notice to Pequot, Shamrock, Halyard or the Remaining Stockholders, as the case may be, and such party shall promptly designate a successor and notify the other Stockholders and the Board of Directors of the Company of its selection, and the parties hereto shall act promptly to fill the vacancy with such designee.

          6.2 Voting. Except as provided above, Pequot, Shamrock, Halyard or the Remaining Stockholders shall not vote to remove any director designated by the other, except for cause.

          6.3 Shares. As used in this Section 6, the term "Shares" shall mean and include any and all shares of common stock and/or shares of capital stock of the Company, by whatever name called, which carry voting rights (including voting rights which arise by reason of default) and shall include any such shares now owned or subsequently acquired by a Stockholder, however acquired, including without limitation stock splits, recapitalizations, stock dividends and similar events.

          6.4 Transfer of Rights. Any transferee to whom Shares are transferred by a Stockholder, whether voluntarily or by operation of law, shall be bound by the voting obligations imposed upon the transferor under this Agreement, to the same extent as if such transferee were a Stockholder hereunder and no Stockholder shall transfer any Shares unless the transferee agrees in writing to be bound by this Agreement.

          6.5 Termination. The voting agreement contained in this Section 6 shall terminate in its entirety on the earliest of:

               (a) the tenth anniversary of the date of this Agreement;

               (b) the sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 50% by voting power of the capital stock of the surviving corporation); or

               (c) the closing of a Qualified Initial Public Offering of shares of the Company.

          6.6 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with Section 8.6 hereof. Nothing contained in this Section 6 shall be construed as limiting the provisions of Section 6.5 or
8.6 hereof.

          6.7 Bylaws. Any amendment to the Bylaws which is inconsistent with the terms of this Agreement shall require the affirmative vote of the holders of sixty percent (60%) of the Shares.


     7. RESTRICTIONS ON TRANSFER OF SHARES.

          7.1 Restricted Shares. "RESTRICTED SHARES" means (i) the Shares, (ii) the shares of Common Stock or other securities issued or issuable upon conversion of the Shares, (iii) any shares of capital stock of the Company acquired by the Stockholders pursuant to this Agreement, (iv) any other shares of capital stock of the Company issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations or similar events), (v) any shares of capital stock of the Company issued or issuable by the Company upon conversion of the Nortel Note, and (vi) any shares of capital stock of the Company issued or issuable by the Company pursuant to the Shamrock Warrants; provided, however, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares (x) upon any sale pursuant to a registration statement under the Securities Act or Rule 144 under the Securities Act or (y) at such time as they become eligible for sale under Rule 144(k) under the Securities Act.

          7.2 Restrictions on Transfer.

               (a) Any sale, transfer or other disposition, whether voluntarily or by operation of law of any of the Restricted Shares held by a Stockholder, other than according to the terms of this Agreement, shall be void and transfer no right, title or interest in or to any of such Restricted Shares to the purported transferee.

               (b) A copy of this Agreement, duly executed by each of the parties hereto, shall be delivered to the Secretary of the Company and maintained at the principal executive office of the Company and made available for inspection by any person requesting it.

          7.3 Requirements for Transfer.

               (a) Restricted Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act, or
(ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

               (b) Notwithstanding the foregoing, no registration or opinion of counsel shall be required for: (i) certain Permitted Transfers as set forth in
Section 7.4 of this Agreement, or (ii) a transfer made in accordance with Rule 144 under the Securities Act.

          7.4 Permitted Transfers. Any Stockholder or Nortel Networks may transfer Restricted Shares (subject to the restrictions on transfer with respect to registration rights, preemptive rights on certain Company issuances of securities, inspection and information rights and certain other rights), and no registration or opinion of counsel shall be required, with respect to a transfer by a Stockholder or Nortel Networks which is: (i) a partnership, to an affiliate of such partnership; or a corporation, to a wholly owned subsidiary of such corporation or in a distribution to its stockholders; (ii) a partnership or affiliated partnership, to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner; or (iii) a limited liability company, to a member of such limited liability company or a retired member who resigns after the date hereof or to the estate of any such member or retired member; provided that the transferee in each case agrees in writing to be bound by and subject to the terms, conditions, restrictions, obligations and other limitations set forth in this Agreement to the same extent as if it were an original party hereunder; and provided, further, that a permitted transfer hereunder shall include the repurchase by the Company of the shares of Series A Preferred Stock of the Company held by Nortel Networks (each, a "PERMITTED TRANSFER").

          7.5 Legends.

               (a) Stockholder Legends. In addition to any legends required by applicable federal and state laws, each certificate representing Restricted Shares held by the Stockholders shall bear a legend substantially in the following forms:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

               THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT RELATED TO A QUALIFIED INITIAL PUBLIC OFFERING OF THE COMPANY AND THE SALE OR OTHER DISPOSITION OF ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY A MUTUAL RIGHT OF FIRST REFUSAL AND CO-SALE RIGHTS, ALL PURSUANT TO A CERTAIN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY, THE REGISTERED OWNER OF THIS CERTIFICATE AND CERTAIN OTHER STOCKHOLDERS OF THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION DURING NORMAL BUSINESS HOURS AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY.

               THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AGREEMENTS PURSUANT TO A CERTAIN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY, THE REGISTERED OWNER OF THIS CERTIFICATE AND CERTAIN OTHER STOCKHOLDERS OF THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION DURING NORMAL BUSINESS HOURS AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY.

     (b) Nortel Networks Legends. In addition to any legends required by applicable federal and state laws, each certificate representing Restricted Shares held by Nortel Networks shall bear a legend substantially in the following forms:

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               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
               REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

               (c) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT RELATED TO A QUALIFIED INITIAL PUBLIC OFFERING OF THE COMPANY pursuant to a certain Amended and Restated Investor Rights Agreement, as amended from time to time, by and among the Company, the registered owner of this certificate and certain other stockholders of the Company, a copy of which is available for inspection during normal business hours at the principal executive office of the company. Instructions.

                    (i) The first legend indicated above in each of clause (a) and (b) regarding Restricted Shares shall be removed from the certificates representing any Restricted Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act or are to be sold pursuant to Rule 144.

                    (ii) The second legend indicated above in clause (a) regarding the mutual right of first refusal and co-sale rights contained in
Section 4 of this Agreement shall be removed from the certificates representing any Restricted Shares at such time as such rights shall terminate pursuant to the terms and conditions contained in Section 4.5 of this Agreement.

                    (iii) The third legend indicated above in clause (a) regarding the voting agreements contained in Section 6 of this Agreement shall be removed from the certificates representing the Shares at such time as the voting agreements among the Stockholders shall terminate pursuant to the terms and conditions contained in Section 6.5 of this Agreement.

     8. Miscellaneous.

          8.1 Survival. The representations and warranties of the parties contained in or made pursuant to this Agreement shall survive the Closing Date. Each of the covenants and agreements set forth in this Agreement will survive the Closing Date and be performed in accordance with their terms.

          8.2 Further Assurances. The parties hereto agree, upon the reasonable request of any another party to this Agreement, to duly execute or cause to be duly executed and delivered to the Company such further instruments, agreements and documents and to do and cause to be done all


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things reasonably necessary or proper to carry into effect the provisions and purposes of this Agreement.

          8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any other jurisdiction.

          8.4 Entire Agreement; Amendment. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of (i) the Company, and (ii) the holders of more than fifty percent (50%) of the Shares held by all of the Stockholders; provided, that (i) with respect to Sections 6.1(b), 6.1(c), 6.1(d) and 6.1(e), Pequot's, Shamrock's, Halyard's or the Remaining Stockholders' designee(s), as applicable, shall not be modified, amended or terminated without the written consent of Pequot, Shamrock, Halyard or the Remaining Stockholders, as applicable, and (ii) this Agreement may be amended with the consent of the holders of less than all Shares only in a manner which affects all such Stockholders in a similar fashion; provided, further, that no amendment that will adversely affect Nortel Networks will be valid without Nortel Networks' prior written consent. Any such amendment, termination or waiver effected in accordance with this Section 8.6 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

          8.5 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

     If to the Company, at 4500 Great America Parkway, Santa Clara, California 95054, Attention: President, or at such other address or addresses as may be furnished in writing by the Company to the Stockholders, with a copy to John T. Sheridan, Esq., Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304.

     If to Nortel Networks, at 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6, or at such other address or addresses as may be furnished in writing by Nortel Networks to the Company.

     If to any other Stockholder, at his, her or its address set forth on EXHIBIT A, or at such other address or addresses as may be furnished in writing by any such Stockholder to the Company, with a copy to Ray La Soya, Fried, Frank, Harris, Shriver & Jacobson, 350 South Grand Avenue, 32nd Floor, Los Angeles, California 90078.

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     Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation: personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

               8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

               8.7 Confidentiality. Each Investor agrees that he, she or it will keep confidential and will not disclose, divulge or use for any purpose other than to monitor his, her or its investment in the Company any confidential, proprietary or secret information which such Investor may obtain from the Company pursuant to financial statements, reports and other materials submitted or made available by the Company to such Investor pursuant to the terms and conditions of this Agreement, including pursuant to any representations and warranties ("CONFIDENTIAL INFORMATION"), unless such Confidential Information is known, or until such Confidential Information becomes known, to the public (other than as a result of a breach of this Section 8.7 by such Investor); provided, however, that a Investor may disclose Confidential Information to: (i) its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) any prospective purchaser of any Shares from such Investor as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section 8.7; (iii) any affiliate of such Investor or to a partner, stockholder or subsidiary of such Investor, provided that such affiliate, partner, stockholder or subsidiary agrees in writing to be bound by the provisions of this Section 8.7; or (iv) as may otherwise be required by law, provided that the Investor takes reasonable steps to minimize the extent of any such required disclosure.

               8.8 Fees and Expenses. Each party shall pay for its own fees, expenses and disbursements in connection with the review of this Agreement, the Series C Purchase Agreement and the Series A Repurchase Agreement contemplated hereby and the closing of the transactions contemplated hereby and thereby; provided, however, that on the Closing Date the Company shall reimburse the reasonable fees and expenses of one legal counsel and one advisor to the Purchasers with respect to the sale of the Series C Preferred Stock.

               8.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.


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
               8.10 Telecopy Execution. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

               8.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

               8.12 Waiver and Termination of Prior Documents. The execution and delivery of this Agreement terminates and restates in their entirety any and all rights, privileges, preferences and obligations of the parties pursuant to, and the parties hereby expressly waive and discharge any such rights, privileges, preferences and obligations under: (a) the Prior Rights Agreement;
(b) Sections 4, 8 and 9 of the Series B Purchase Agreement, and (c) the Prior Voting Agreement.

               8.13 No Conflict. In the event that any provision of this Agreement conflicts with or is constructed to conflict with any provision in that certain Stock Transfer Agreement, dated as of September 6, 2000, as amended by Amendment No. 1 to the Stock Transfer Agreement, or as subsequently amended in accordance with the terms thereof by and between the Company, Nortel Networks and certain Investors, this Agreement shall be deemed to be controlling in all matters, including without limitation any matters relating to the size of the Company's Board of Directors, any rights of the parties with respect to representation on the Company's Board of Directors and elections therefor.

               8.14 Effectiveness. This Agreement shall only become effective following the consummation of both the Series C Financing and the Nortel Repurchase.

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